Exhibit 10.3.7

SPECIAL AMENDMENT

TO THE

TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.

Teleflex Incorporated (“Company”) maintains the Teleflex 401(k) Savings Plan (“401(k) Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the 401(k) Plan and their beneficiaries.

B.	The Company acquired the ownership of Hudson Respiratory Care, Inc. (“Hudson RCI”) on July 6, 2004.
C.

Hudson RCI sponsored and maintained the Hudson Respiratory Care, Inc. Profit Sharing Plan and Hudson Respiratory Care, Inc. 401(k) Plan for the benefit of its eligible employees and their beneficiaries.

D.	The Hudson Respiratory Care, Inc. Profit Sharing Plan and Hudson Respiratory Care, Inc. 401(k) Plan were merged with and into the 401(k) Plan effective July 3, 2006.
E.

Effective February 1, 2004, the Hudson Respiratory Care, Inc. Pension Plan, a money purchase pension plan, was merged with and into the Hudson RCI and, therefore, certain annuity forms of payment are available for Participant account balances attributable to the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan with and into the 401(k) Plan.

F.	The 401(k) Plan was not specifically amended to reflect the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan and Hudson Respiratory Care, Inc. 401(k) Plan with and into the 401(k) Plan.
G.

Although the 401(k) Plan has been operated in accordance with Section 411(d)(6) of the Internal Revenue Code of 1986, as amended, with respect to Participant account balances attributable to the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan with and into the 401(k) Plan, the 401(k) Plan was not specifically amended to preserve the annuity forms of payment available for Participant account balances attributable to the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan with and into the 401(k) Plan.

H.	Pursuant to its charter and bylaws, the Financial Benefit Plans Committee (the “Committee”) is authorized to approve the merger of a plan with and into the 401(k) Plan.
I.

In accordance with its delegated authority, the Committee desires to amend the 401(k) Plan to reflect the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan and Hudson Respiratory Care, Inc. 401(k) Plan with and into the 401(k) Plan and to preserve the annuity forms of payment available for Participant account balances attributable to the merger of the Hudson Respiratory Care, Inc. Profit Sharing Plan with and into the 401(k) Plan.

J.	Section 13.02 of the 401(k) Plan authorizes the Committee to amend the 401(k) Plan in accordance with its charter and bylaws.

Special Amendment to the 401(k) Plan

The 401(k) Plan is hereby amended as follows:
1.	Effective as of July 3, 2006, a new last paragraph is added to the Introduction to read as follows:
“The Hudson Respiratory Care, Inc. Profit Sharing Plan and Hudson Respiratory Care, Inc. 401(k) Plan were merged with and into the 401(k) Plan effective July 3, 2006.”
2.

The following new Section 5.17, “Distribution of Amounts Attributable to Trustee-to-Trustee Transfer from the Hudson Respiratory Care, Inc. Profit Sharing Plan,” is hereby added to the Plan, effective as of July 3, 2006:

“5.17

DISTRIBUTION OF AMOUNTS ATTRIBUTABLE TO TRUSTEE-TO-TRUSTEE TRANSFER FROM THE HUDSON RESPIRATORY CARE, INC. PROFIT SHARING PLAN.  Notwithstanding any other provision of the Plan, any amounts attributable to amounts transferred from the Hudson Respiratory Care, Inc. Profit Sharing Plan to this Plan on July 3, 2006 shall be distributed in accordance with the provisions of the Hudson Respiratory Care, Inc. Profit Sharing Plan as in effect on such date, as set forth in Appendix G, attached hereto and made a part hereof, but only to the extent the distribution provisions of that plan are inconsistent with the distribution provisions of this Plan.”

3.	Effective as of July 3, 2006, Appendix G attached hereto is hereby added to the Plan.
4.	All other terms and provisions of the Plan shall remain unchanged.

TELEFLEX INCORPORATED

By:	/s/ Douglas R. Carl
Date:	September 19, 2013

Appendix g

DISTRIBUTION OF AMOUNTS ATTRIBUTABLE TO TRANSFER FROM THE hudson respiratory care, inc. profit sharing PLAN

Effective as of February 1, 2004, the Hudson Respiratory Care, Inc. Pension Plan (“Hudson Pension Plan”), a money purchase pension plan, was merged with and into the Hudson Profit Sharing Plan.  As a result, consistent with Code Section 411(d)(6), the Hudson Profit Sharing Plan preserved the annuity forms of distribution available under the Hudson Pension Plan for benefits transferred to the Hudson Profit Sharing Plan from the Hudson Pension Plan.  On July 3, 2006, the Hudson Respiratory Care, Inc. Profit Sharing Plan (“Hudson Profit Sharing Plan”) was merged with and into the Plan.  Notwithstanding anything in the Plan to the contrary, distributions from the portion of a Participant’s Account attributable to amounts transferred to the Plan from the Hudson Profit Sharing Plan shall be subject to the distribution rules of this Appendix G to the extent the distribution rules of this Appendix G are inconsistent with the distribution rules of the Plan.

ARTICLE A.    DEFINITIONS.

Except as provided below, all terms used herein shall have the same meaning as set forth in the Plan unless a different meaning is plainly required by the context.  For purposes of this Appendix G, the following words and phrases have the following meanings unless a different meaning is plainly required by the context.

A.1    “Annuity Starting Date” means the first day of the first period for which an amount is payable as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitle the Participant to such benefit.

A.2    “Earliest Retirement Age” means the earliest date on which, under the Plan, the Participant could elect to receive his Transferred Amount.

A.3    “Election Period” means the period that begins on the first day of the Plan Year in which the Participant reaches age 35 and ends on the date of the Participant’s death.  If a Participant has a Severance from Employment prior to the first day of the Plan Year in which age 35 is reached, with respect to the Hudson Transfer Account as of the date of severance, the Election Period shall begin on the date of severance.

A.4    “Hudson Transfer Account” means the portion of a Participant’s Account attributable to amounts transferred to the Plan from the Hudson Profit Sharing Plan.

A.5    “Normal Retirement Age” means the later of the date on which a Participant reaches age 65 or the fifth anniversary of the Participant’s Employment Commencement Date.

A.6    “Qualified Election” means a waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity.  A Qualified Election must be consented to by the Participant’s Spouse (to whom the survivor annuity is payable under the Qualified Joint and Survivor Annuity) in writing, designate a Beneficiary (or form of benefit) that may not be changed without Spousal consent or the Spouse’s consent acknowledges the Spouse’s right to limit consent to a specific Beneficiary (or form of benefit), and expressly and voluntarily permit designations by the Participant without any requirement of further consent by the Spouse and the Spouse’s consent to a waiver acknowledges the effect of such election and is witnessed by a notary public or a member of the Benefits Group.  The Spouse’s consent is irrevocable, unless the Participant revokes the waiver election.  Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Benefits Group that such written consent cannot be obtained because there is no Spouse or the Spouse cannot be located, a waiver will be deemed a Qualified Election.  If the Participant’s Spouse is legally incompetent to give consent, the Spouse’s legal guardian (even if the guardian is the Participant) may give consent.  Also, if the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, Spousal consent is not required unless a qualified domestic relations order provides otherwise.  Any consent necessary under this provision will be valid only with respect to the Spouse who signs the consent, or in the event of a deemed Qualified Election, the designated Spouse.  Additionally, a revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits.  The number of revocations shall not be limited.

A.7    “Qualified Joint and Survivor Annuity” means an immediate annuity that is purchasable from a commercial insurer with a Participant’s Hudson Transfer Account balance and which is payable for the life of the Participant with, if the Participant is married on the Annuity Starting Date, a survivor annuity for the life of the Participant’s surviving Spouse equal to 50% of the amount of the annuity payable during the joint lives of the Participant and his Spouse.

A.8    “Qualified Preretirement Survivor Annuity” means a monthly annuity for the life of the Participant’s Spouse that can be purchased with the full fair market value of the Participant’s Hudson Transfer Account.

ARTICLE B.    PAYMENT AND FORM OF BENEFITS.

Except as provided below, a Participant’s Hudson Transfer Account shall be distributed in accordance with Article V of the Plan.

B.1    Normal Form of Benefit.  Subject to Section 5.02 of the Plan, unless an optional form of benefit has been selected pursuant to a Qualified Election within the 180-day (90-day prior to January 1, 2007) period ending on the Participant’s Annuity Starting Date, a married Participant’s Hudson Transfer Account will be paid in the form of a Qualified Joint and Survivor Annuity.  For purposes of applying this Appendix G, a former Spouse shall be treated as the Participant’s Spouse or surviving Spouse to the extent provided under a qualified domestic relations order (as defined in Code Section 414(p)).

B.2    Election of Benefits - Notice and Election Procedures.  Within 180 days (90 days prior to January 1, 2007) before but not later than thirty (30) days (or seven (7) days, if the thirty (30)-day period is waived by the Participant and the Participant’s Spouse, if applicable) before the Participant’s Annuity Starting Date, the Plan Administrator shall supply the Participant with a written explanation describing the terms and conditions of the normal form of benefit payable to him under Section B.1., the optional forms of benefit available under the Plan, including the material features and relative values of those options, the Participant’s right to make, and the effect of, an election to waive the normal form of benefit, the rights of the Participant’s Spouse, if applicable, regarding the waiver election, the Participant’s right to make, and the effect of, a revocation of a waiver election, the Participant’s right to defer distribution until he attains the later of Normal Retirement Age or age 62, and a description of how much larger benefits will be if the commencement of distribution is deferred, in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and Treasury Regulations Section 1.417(a)(3)-1.  Notices given in Plan Years beginning after December 31, 2006, shall also include a description of how much larger benefits will be if the commencement of distribution is deferred.  The written explanation shall advise the Participant that his benefit will be paid in the normal form of benefit unless, within the election period before his Annuity Starting Date, he makes a Qualified Election.

B.3    Extension of Election Period.  If by not later than the day before his Annuity Starting Date, the Participant requests the Plan Administrator to furnish him with additional information relating to the effect of the normal form of benefit payable to him under Section B.1., the election period under Section B.2. shall be extended and his Annuity Starting Date shall be postponed to a date not later than 180 days (90 days prior to January 1, 2007) following the date the Plan Administrator furnishes him with the additional information.

B.4    Change of Election.  Any Participant electing an optional form of benefit under Section B.5 may revoke such election and file a new election with the Plan Administrator at any time prior to the Participant’s Annuity Starting Date.  Upon the Participant's Annuity Starting Date, his election shall become irrevocable.

B.5    Optional Form of Benefit Payment.  Subject to the Spousal consent requirements (if applicable) and in lieu of the normal form of benefit payment provided for in Section B.2., a Participant may elect one of the following forms of benefit payment for his Hudson Transfer Account:

B.5.1   A cash lump sum distribution; or

B.5.2   A life annuity payable for the life of the Participant.

ARTICLE C.    PRERETIREMENT DEATH BENEFITS.

C.1    Eligibility for Spouse’s Preretirement Death Benefit.  If a married Participant who has a Hudson Transfer Account dies before his Annuity Starting Date, his Spouse shall receive a Qualified Preretirement Survivor Annuity, unless pursuant to a Qualified Election, the Participant waived the Spouse’s Qualified Preretirement Survivor Annuity and the Spouse consented to such waiver.  Notwithstanding the foregoing, if the Participant’s Nonforfeitable Account balance at the time the distribution commences is not greater than $5,000, the Participant’s Nonforfeitable Account balance shall be paid in a single lump sum to the Participant’s surviving Spouse or other Beneficiary in lieu of a Qualified Preretirement Survivor Annuity as soon as administratively practicable after his death.

C.2    Payment of Spouse’s Preretirement Death Benefit.  If the Participant dies after reaching his Earliest Retirement Age, the Spouse’s Qualified Preretirement Survivor Annuity shall be payable for the Spouse’s life, beginning on the first day of the month following the date of the Participant’s death; provided, however, that if the Participant dies before reaching his Normal Retirement Age, the Spouse may elect to defer the payment of benefits until the first day of the month following the date on which the Participant would have reached his Normal Retirement Age.  If the Participant dies before reaching his Earliest Retirement Age, the Spouse’s Qualified Preretirement Survivor Annuity shall be payable for the Spouse’s life beginning on the first day of the month following the date the Participant would have attained his Earliest Retirement Age, or such later date as the Spouse may elect, but no later than the first day of the month following the date on which the Participant would have reached his Normal Retirement Age.  However, upon written notice to the Plan Administrator, the Spouse may elect to have the Qualified Preretirement Survivor Annuity begin within a reasonable period after the Participant’s death, or to have the Participant’s Hudson Transfer Account paid in a lump sum as soon as administratively feasible after the Valuation Date next following the Participant’s death.

C.3     Notice Requirements.  The Plan Administrator shall provide each Participant within the “applicable period” for each Participant a written explanation of:

C.3.1   The terms and conditions of a Qualified Preretirement Survivor Annuity;

C.3.2   The Participant’s rights to make and the effect of an election to waive the Qualified Preretirement Survivor Annuity;

C.3.3   The rights of the Participant’s Spouse; and

C.3.4   The right to make, and the effect of, a revocation of a previous election to waive the Qualified Preretirement Survivor Annuity.

The “applicable period” for a Participant is whichever of the following ends last:  (i) the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year in which the Participant attains age 34; (ii) a reasonable period after an Employee becomes a Participant; (iii) a reasonable period after the joint and survivor rules become applicable to the Participant; or (iv) a reasonable period after a fully subsidized Qualified Preretirement Survivor Annuity no longer satisfies the requirements for a fully subsidized benefit.  A reasonable period described in clauses (ii), (iii) and (iv) is the period beginning one year before and ending one year after the applicable event.  If the Participant has a Severance from Employment before attaining age 35, clauses (i), (ii), (iii) and (iv) do not apply, and the written explanation shall be provided within the period beginning one year before and ending one year after the Severance from Employment.   The Plan does not limit the number of times the Participant may revoke a waiver of the Qualified Preretirement Survivor Annuity or make a new waiver during the applicable period.

C.4    Waiver of Qualified Preretirement Survivor Annuity.  A Participant who during the Election Period has made a Qualified Election to waive the Qualified Preretirement Survivor Annuity may direct that, if the Participant dies before his Annuity Starting Date, his Hudson Transfer Account will be paid:

C.4.1   To his Spouse, in one of the optional forms described in Section B.5 as elected by the Participant as soon as administratively practicable following the date of the Participant’s death, or at such later time elected by the surviving Spouse, but no later than December 31 of the year in which the Participant would have reached age 70½ had he lived; or

C.4.2   To a designated Beneficiary other than his Spouse in one of the optional forms described in Section B.5 as elected by the Participant by December 31 of the year following the year of the Participant’s death.

Any election made under this Section C.4 shall comply with the requirements of Article D.

C.5     Preretirement Death Benefits - Unmarried Participants.  If an unmarried Participant dies before his Annuity Starting Date, his Beneficiary shall be entitled to receive his entire Hudson Transfer Account.  Such amount shall be paid in a lump sum as soon as administratively feasible after the Valuation Date next following the Participant’s death.

ARTICLE D.     REQUIRED DISTRIBUTIONS.

Distributions under this Appendix G shall be made in accordance with Section 401(a)(9) of the Code and the Treasury Regulations thereunder, as generally described in this Article D.  The provisions of this Article D shall override any distribution option otherwise provided in this Appendix G that is inconsistent with Section 401(a)(9) of the Code.  Notwithstanding the foregoing, the provisions of this Article D shall not alter the forms of benefit provided under this Appendix G to the extent that these benefit forms satisfy the requirements of Section 401(a)(9) of the Code and the Treasury Regulations thereunder.

015184, 000057, 601524456

08/23/12